NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. ANNOUNCES THE CLOSING
OF ITS SECONDARY COMMON STOCK OFFERING
AND CHANGES TO ITS BOARD OF DIRECTORS

May 30, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that it has consummated the secondary offering of 4,590,258 shares of its common stock at $21.55 per share.  Certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 688,539 shares of common stock to cover over-allotments, if any.  The total number of shares of common stock outstanding did not change as a result of this offering.

                All of the shares in the secondary offering were offered by current Reddy Ice stockholders; Reddy Ice did not receive any proceeds from this offering.

                In connection with this offering, Andrew R. Heyer, David E. King, Douglas R. Korn and William P. Phoenix, resigned from the Board of Directors of each of Reddy Ice Holdings, Inc. and its subsidiary, Reddy Ice Group, Inc., effective May 30, 2006.

                Bear, Stearns & Co. Inc. and Lehman Brothers acted as joint book-running managers of the offering while Goldman, Sachs & Co., Wachovia Securities, Piper Jaffray and Morgan Keegan & Company, Inc. acted as co-managers for the offering.  A copy of the prospectus relating to these securities may be obtained from: Bear, Stearns & Co. Inc., attention: Prospectus Department, 383 Madison Avenue, New York, New York 10179, telephone (631) 254-7129.

                The registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.  This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

ABOUT REDDY ICE

                Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although Reddy Ice believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.